UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2020 (February 14, 2020)

VANDA PHARMACEUTICALS INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-34186	03-0491827
(Commission File No.)	(IRS Employer Identification No.)

2200 Pennsylvania Avenue NW

Suite 300E

Washington, DC 20037

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (202) 734-3400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VNDA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

On February 14, 2020, Michael F. Cola notified the Board of Directors (the “Board”) of Vanda Pharmaceuticals Inc. (the “Company”) that he would resign from the Board as a Class I director and all committees thereof, effective immediately, so that he may devote his full time efforts to his other commitments. With best wishes, the Company thanks Mr. Cola for his dedicated service and valuable contribution as a member of the Board since 2012.

(d) Election of Director

On February 14, 2020, the Board appointed Stephen Ray Mitchell, M.D., M.B.A., age 68, as a director of the Company, effective immediately following Mr. Cola’s resignation on February 14, 2020, to fill the vacancy created by such resignation. Dr. Mitchell’s initial term will expire at the Company’s 2022 annual meeting of stockholders. The full text of the press release announcing Dr. Mitchell’s election to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Dr. Mitchell currently serves as the Joseph Butenas Professor and Dean for Medical Education at Georgetown University School of Medicine, a position he has held since August 2002. Prior to that, Dr. Mitchell served as Associate Dean for Clinical Curriculum at Georgetown University School of Medicine from 1998 to 2000 and as Senior Associate Dean for Academic Affairs from 2000 until 2002. Previously, Dr. Mitchell served as Program Director for Internal Medicine at Georgetown University School of Medicine from 1992 until 1997, and as Founding Program Director Med-Peds at Georgetown from 1995 until 1999. He served as a member of the Liaison Committee for Medical Education (the “LCME”), the national accrediting body for Medical Schools in the United States and Canada, between 2013 and 2019. Since 2018, he has held the role of Chair of the LCME, where he chaired the Standards subcommittee, and now serves as a member of the Governing Council of that body. Dr. Mitchell is a veteran of the United States Air Force, and has served as author and invited external reviewer on Studies by the Institute of Medicine on Chronic Multi-symptoms illness in Gulf War veterans. Dr. Mitchell received his B.A. in Psychology and his M.D. from the University of North Carolina at Chapel Hill, and his Global Executive M.B.A. from The McDonough School of Business at Georgetown University.

Pursuant to the Company’s outside director compensation program, Dr. Mitchell was granted an option to purchase 35,000 shares of the Company’s common stock at an exercise price per share equal to $12.70, the closing price per share of the common stock on February 14, 2020, the date on which he joined the Board. Twenty-five percent of such option will vest following one year of continuous service on the Board, with the remaining 75% vesting in equal monthly installments over a period of three years thereafter while Dr. Mitchell continues to provide service as a member of the Board. In the event of a change of control of the Company, the option will accelerate and become immediately exercisable. Dr. Mitchell will also receive a $45,000 annual fee, payable quarterly. In addition, he will be eligible to receive, upon the conclusion of each annual meeting of stockholders beginning in 2020, an option to purchase 10,000 shares of the Company’s common stock and 5,000 shares of the Company’s common stock underlying a restricted stock unit award. Such annual option and restricted stock unit awards will vest one year from the date of grant, except that in the event of a change of control of the Company the option or restricted stock unit will accelerate and become immediately 100% vested. The outside director compensation program will be described in further detail in the Company’s Definitive Proxy Statement for its 2020 annual meeting of stockholders to be filed with the Securities and Exchange Commission in April 2020.

Dr. Mitchell and the Company entered into an indemnification agreement requiring the Company to indemnify him to the fullest extent permitted under Delaware law with respect to his service as a director. The indemnification agreement is in the form entered into with the Company’s other directors and executive officers. This form is filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-130759), as originally filed on December 29, 2005.

The Board has determined that Dr. Mitchell is an independent director in accordance with applicable rules of the Securities and Exchange Commission and The Nasdaq Global Market.

On February 14, 2020, the Board also appointed current director Anne Sempowski Ward as a member of the Audit Committee of the Board and appointed current director H. Thomas Watkins as the Chair of the Nominating/Corporate Governance Committee of the Board to replace Mr. Cola in those capacities following his resignation.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press release of Vanda Pharmaceuticals Inc. dated February 19, 2020.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 19, 2020	VANDA PHARMACEUTICALS INC.

	By:	/s/ Timothy Williams
	Name:	Timothy Williams
	Title:	Senior Vice President, General Counsel and Secretary